SECURITIES AND EXHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 33-99622


                         BUSSE BROADCASTING CORPORATION
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             (Exact name of registrant as specified in its charter)

                        141 EAST MICHIGAN AVE, SUITE 300
                            KALAMAZOO, MICHIGAN 49007
                                  (616)388-8019
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   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

            11-5/8% SENIOR SECURED NOTES DUE 2000; AND GUARANTEES OF KOLN/KGIN, INC., KOLN/KGIN LICENSE, INC. AND WEAU LICENSE, INC.
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i) [X]       Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i) [ ]
       Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(ii) [ ]
      Rule 12g-4(a)(2)(ii) [ ]                 Rule 15d-6 [ ]
       Rule 12h-3(b)(1)(i) [X]

      Approximate number of holders of record as of the certification or notice date: 1
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      Pursuant to the requirements of the Securities Exchange Act of 1934, Busse
Broadcasting Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 1, 1998                     BY:  \S\  Frederick J. Erickson
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                                                    Chief Financial Officer
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